EXHIBIT 23.8

Independent Auditors’ Consent

The Board of Directors
Granite Hacarmel Investments Limited:

We consent to the incorporation by reference in the registration statements (No. 333-61895 and No. 333-55970) on Form S-8 of Ampal American Israel Corporation of our report dated March 12, 2003, with respect to the consolidated balance sheet of Granite Hacarmel Investments Limited as of December 31, 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the Form 10-K of Ampal American Israel Corporation.

Our report dated March 12, 2003 contains an explanatory paragraph that bring attention to Note 28 in the financial statements regarding four claims against consolidated companies which the court has been asked to recognize as class actions and other claims against a consolidated company claiming that its agreements with its customers are restrictive trade arrangements.

Somekh Chaikin
Certified Public Accountants (Isr.)

Haifa, March 23, 2004